Exhibit 10.30

EXECUTION COPY

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November 5, 2004 by and among Monotype Imaging Holdings Corp., a Delaware corporation (“Holdings”), the investors listed on Schedule A hereto (the “Investors”) and the lenders listed on Schedule B hereto (the “Lenders”).

WHEREAS, pursuant to a Stock Purchase Agreement dated as of November 5, 2004 (the “AMT Purchase Agreement”) by and among Imaging Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Holdings (“Acquisition Sub”), Agfa Corporation, a Delaware corporation (“Agfa”) and Agfa Monotype Corporation, a Delaware corporation and a wholly-owned subsidiary of Agfa (“AMT”), Acquisition Sub has agreed to purchase all of the outstanding capital stock of AMT on the terms set forth in the AMT Purchase Agreement;

WHEREAS, in connection with the funding of such acquisition, subject to the adjustments contemplated by Section 1.1(e) of this Agreement, Holdings has agreed to sell, and the Investors have agreed to purchase, an aggregate of up to 5,454,040 shares of Convertible Preferred Stock, par value $0.01 per share, of Holdings (the “Convertible Preferred Stock”), for an aggregate purchase price of up to $54,540,400 in cash in accordance with the terms and provisions hereof;

WHEREAS, also in connection with the funding of such acquisition, Holdings, Acquisition Sub, AMT and the Lenders have entered into a Subordinated Note Purchase Agreement dated as of the date hereof (the “Note Purchase Agreement”), and, in connection with such agreement, Holdings has agreed to sell, and the Lenders have agreed to purchase, an aggregate of up to 321,727 shares of common stock, par value $0.01 per share, of Holdings (the “Common Stock”), for an aggregate purchase price of up to $3,217.27;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are entering into a Stockholders Agreement and a Registration Rights Agreement (the “Ancillary Equity Agreements”), in the forms set forth on Exhibits A and B, respectively, that will set forth additional rights and obligations of the parties with respect to the securities purchased hereunder;

WHEREAS, approximately ten business days following the date hereof (the actual date of the transactions described in clauses (i) and (ii) of this recital, the “Election Date”), certain officers and employees of AMT who are defined as “Management Stockholders” under the Stockholders Agreement are expected (i) to elect to use a portion of their respective Transaction Bonus Payments (as defined in the Stockholders Agreement) to purchase an aggregate of up to 345,960 shares of Convertible Preferred Stock for an aggregate purchase price of up to $3,459,600 (the “MS Preferred Allocation”) and an aggregate of up to 19,670 shares of Common Stock for an aggregate purchase price of $196.70 (the “MS Common Allocation”), on terms and conditions that make such purchases exempt from the registration requirements of the

Securities Act (as defined below in Section 2.5) by virtue of Regulation D or Rule 701 promulgated thereunder, and (ii) to become parties to Sections 1.1(c), 1.1(e), II, IV and V of this Agreement as both “Investors” (with respect to their purchases of Convertible Preferred Stock) and “Lenders” (with respect to their purchases of Common Stock) by entering into an investment and joinder agreement with the Company; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the AMT Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION I - PURCHASE AND SALE OF SHARES

1.1. Purchase and Sale; Closing.

(a) Upon the terms and subject to the conditions of this Agreement and in reliance on the representations, warranties and covenants set forth herein, Holdings shall issue and sell to each of the Investors, and each Investor severally agrees to purchase from Holdings, the respective number of shares of Convertible Preferred Stock set forth opposite the name of such Investor on Schedule A hereto, representing an aggregate of 5,454,040 shares of Convertible Preferred Stock for an aggregate purchase price of $54,540,400.

(b) Upon the terms and subject to the conditions of this Agreement and in reliance on the representations, warranties and covenants set forth herein, Holdings shall issue and sell to each of the Lenders, and each Lender severally agrees to purchase from Holdings, the respective number of shares of Common Stock set forth opposite the name of such Lender on Schedule B hereto, representing an aggregate of 321,727 shares of Common Stock at a purchase price of $0.01 per share.

(c) The Convertible Preferred Stock and the Common Stock shall have the rights, preferences and other terms set forth in this Agreement and in the Amended and Restated Certificate of Incorporation of Holdings, attached as Exhibit C hereto (the “Charter”). The shares of Convertible Preferred Stock purchased by the Investors under this Agreement (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events) are hereinafter referred to as the “Convertible Preferred Shares” and the shares of Common Stock purchased by the Lenders under this Agreement (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events) are hereinafter referred to as the “Common Shares” and, together with the Convertible Preferred Shares, are referred to as the “Shares”.

(d) The closing (the “Closing”) of the purchase and sale of the Shares shall take place simultaneously with the execution and delivery by the parties of this Agreement. At the Closing, Holdings will deliver to each Investor and Lender one or more certificates representing the Shares purchased by such Investor or Lender, as applicable, as set forth on Schedule A or Schedule B hereto, against payment of the purchase price relating thereto to Holdings by wire transfer payable in immediately available funds.

(e) If, on the Election Date, the Management Stockholders (as defined in the Stockholders Agreement) have elected to purchase an aggregate number of shares of Convertible Preferred Stock that is less than the MS Preferred Allocation and an aggregate number of shares of Common Stock that is less than the MS Common Allocation, then, on the Election Date, the Investors and Lenders that are not Management Stockholders, or some group thereof, shall purchase from Holdings, and Holdings shall sell to such Investors and Lenders, shares of Convertible Preferred Stock and shares of Common Stock constituting each such respective shortfall at the same per share prices and on the same other terms and conditions that apply to the purchase and sale of the Shares under this Agreement (the “Subsequent Closing”). Following the Subsequent Closing, Holdings shall circulate an updated version of Schedules A and B to reflect the purchases and sales that take place at the Subsequent Closing.

1.2. Use of Proceeds. Holdings shall use proceeds received upon the sale of the Shares to make a contribution to the capital of Acquisition Sub so that Acquisition Sub shall have funds available to pay the Purchase Price under the Purchase Agreement.

SECTION II - REPRESENTATIONS AND WARRANTIES OF HOLDINGS

In order to induce the Investors and Lenders to enter into this Agreement and consummate the Closing, Holdings hereby makes to the Investors and Lenders the following representations and warranties.

2.1. Organization and Corporate Power. Holdings is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Holdings has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and to carry out the transactions contemplated hereby.

2.2. Binding Agreement, Authorization and Non-Contravention. This Agreement and any documents, certificates or instruments executed and delivered by Holdings pursuant hereto are valid and binding obligations of Holdings. The execution, delivery and performance of this Agreement and any documents, certificates or instruments executed and delivered by Holdings pursuant hereto, the issuance and delivery of the Shares, and any issuance of shares of Common Stock, Redeemable Preferred Stock (as defined in the Charter) or other securities upon conversion of the Convertible Preferred Stock (“Conversion Shares”), have been duly authorized by all necessary corporate or other action of Holdings. As of the date hereof, the execution and delivery of this Agreement any documents, certificates or instruments executed and delivered by Holdings pursuant hereto and the issuance and delivery of the Shares and any Conversion Shares, do not and will not: (i) violate, conflict with, or result in a violation of, or constitute or result in a default or loss of any benefit under, any provision of the Charter or bylaws of Holdings, or cause the creation of any Encumbrance upon any of its assets; (ii) violate, conflict with, or result in a violation of, or constitute a default under, any provision of any applicable law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency of competent jurisdiction; (iii) require from Holdings any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party; or (iv) violate, conflict with, or result in a violation of, or constitute or result in a default under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or other obligation to which Holdings is a party or by which Holdings or any of its assets are bound.

2.3. Capitalization. As of the date hereof, immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, the authorized capital stock of Holdings consists of (a) 10,000,000 shares of Common Stock, of which 321,827 shares are issued and outstanding, (b) 6,000,000 shares of Convertible Preferred Stock, of which 5,454,040 are issued and outstanding and (c) 6,000,000 shares of Redeemable Preferred Stock, none of which are issued and outstanding. Other than the rights set forth in the Charter, this Agreement and the Ancillary Equity Agreements, immediately after the Closing, there will be no outstanding options, warrants, rights, commitments, pre-emptive rights or agreements of any kind for the issuance and sale of, or other securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of Holdings. Immediately after the Closing, all of the outstanding shares of capital stock of Holdings will have been duly and validly authorized and issued and are fully paid and non assessable. As of the Closing, Holdings will have, duly authorized and reserved 790,909 shares of Common Stock (subject to adjustment) for issuance in connection with awards to be granted or exercised under the 2004 Stock Option and Grant Plan of Holdings, 6,000,000 shares of Common Stock (subject to adjustment) and 6,000,000 shares of Redeemable Preferred Stock for issuance upon conversion of the Convertible Preferred Shares, and the shares of Common Stock and Redeemable Preferred Stock so issued will, upon such exercise or conversion, be validly issued, fully paid and non-assessable.

2.4. Newly-Formed. Holdings was formed in Delaware on October 20, 2004 for, among other purposes, purchasing all of the outstanding capital stock of Acquisition Sub and has not conducted any business or incurred any material liabilities or obligations except in connection with the transactions contemplated by the AMT Purchase Agreement, the Note Purchase Agreement and the Senior Credit Agreement (as defined in the Note Purchase Agreement) and any related agreements entered into in connection therewith.

2.5. Private Placement. Except for offers and sales to officers and employees of AMT in reliance on the exemption for the registration requirements of Section 5 of the Securities Act of 1933 (as amended, the “Securities Act”) provided by Rule 701 thereunder, Holdings has not offered or sold shares of Convertible Preferred Stock or Common Stock or any other securities of Holdings in a manner that constitutes a general solicitation or that might otherwise subject the sales of the Shares hereunder to such registration requirements.

SECTION III - REPRESENTATIONS AND WARRANTIES OF THE INVESTORS AND LENDERS

Each Investor and Lender, severally and not jointly, hereby makes the following representations and warranties to Holdings.

3.1. Existence and Authority. Such Investor or Lender is a corporation or limited partnership duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by such Investor or Lender of this Agreement and the consummation of the Closing hereby are within the corporate or similar powers of such Investor or Lender and have been duly authorized by all necessary corporate or similar action on the part of such Investor or Lender. This Agreement constitutes a valid and binding agreement of such Investor or Lender.

3.2. Accredited Investor. Such Investor or Lender is an “accredited investor” within the meaning of Rule 501 of the Securities Act.

3.3. Investment Intent. Such Investor or Lender is purchasing Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

SECTION IV - REDEMPTION OF COMMON SHARES

4.1. Optional Redemption of Common Shares.

(a) At any time after the earlier of (i) the date upon which the subordinated notes acquired by the Lenders under the Note Purchase Agreement are repaid in full in accordance with the terms of the Note Purchase Agreement and (ii) the 6th anniversary of the date hereof, the holders of not less than a majority of the outstanding Common Shares issued by Holdings hereunder and held by the Lenders (a “Lender Majority Interest’) may elect to have redeemed by Holdings up to 100% of all outstanding Common Shares held by the Lenders.

(b) Any election by a Lender Majority Interest pursuant to Section 4.1 shall be made by written notice to Holdings and the other holders of Common Shares at least 60 days prior to the redemption date specified by such Lender Majority Interest in such notice. Upon such election, all Lenders then holding Common Shares shall be deemed to have elected to have the relevant percentage of their Common Shares redeemed pursuant to this Section IV, and such election shall bind all holders of Common Shares. The date on which any Common Shares are to be redeemed pursuant to this Section IV is referred to herein as a “Redemption Date”.

(c) The redemption price for the Common Shares redeemed pursuant to this Section IV shall be an amount equal to the fair market value of the Common Shares as determined by a nationally recognized investment banking firm or accounting firm designated by the Lender Majority Interest and reasonably acceptable to Holdings;

provided that if the parties cannot agree on such a firm, each party shall choose a nationally recognized investment banking firm or accounting firm, which firms shall choose a third nationally recognized investment banking firm or accounting firm and that third firm shall determine the fair market value, which determination shall be final and binding on the parties. The cost relating to retaining any such firms shall be borne by Holdings. In arriving at its determination of the fair market value of the Common Shares, any such investment banking firm or accounting firm shall assume (i) the exercise of all outstanding warrants, options or rights to subscribe for or purchase Common Stock (or other securities) of Holdings or other securities immediately exercisable or convertible into Common Stock (or other securities) of Holdings and (ii) other factors concerning the liquidity or marketability of the Common Shares that are typically recognized and considered by investment banking or accounting firms in a valuation of the type required by this Section 4.1(c). The aggregate redemption price upon any redemption pursuant to this Section IV shall be payable in cash out of funds legally available therefor in immediately available funds to the Lenders then holding Common Shares pro rata to the number of Common Shares owned by each such Lender on the Redemption Date.

(d) If the funds of Holdings legally available to redeem Common Shares on a Redemption Date are insufficient to redeem the total number of such Common Shares required to be redeemed on such date, Holdings shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of Common Shares required to be so redeemed, including, without limitation, (A) to the extent permissible under Section 154 of the Delaware General Corporation Law, reducing the paid-in capital of Holdings or causing a revaluation of the assets of Holdings to create sufficient surplus to make such redemption, and (B) incurring any indebtedness necessary to make such redemption, and (ii) in any event, use any funds that are legally available to redeem the maximum possible number of such shares from the Lenders holding such Common Shares to be redeemed in proportion to the respective number of such Common Shares that otherwise would have been redeemed if all such Common Shares had been redeemed in full. At any time thereafter when additional funds of Holdings are legally available to redeem such Common Shares, Holdings shall immediately use such funds to redeem the balance of the Common Shares that Holdings became obligated to redeem on a specified Redemption Date (but that it has not yet redeemed) at the applicable redemption price.

(e) If any Common Shares are not redeemed on a specified Redemption Date or on any other date specified for redemption for any reason, all such unredeemed Common Shares shall remain outstanding, and Holdings shall pay interest on the applicable redemption price of such unredeemed Common Shares at an aggregate per annum rate equal to 10% (increased by 1% at the end of each 6-month period thereafter until the applicable redemption price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and to be compounded quarterly. In no event, however, shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”). If the fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the Redemption Date to the extent permitted by law. Any Common Shares that are not redeemed upon the Redemption Date shall remain entitled to all rights and privileges specified herein, in the Charter and the Ancillary Equity Agreements until redeemed.

(f) Each Lender holding Common Shares to be redeemed shall surrender the any certificates representing such shares to Holdings, duly assigned or endorsed for transfer to Holdings (or accompanied by duly executed stock powers relating thereto). If any such certificates are lost, stolen or missing, such Lender may in their place deliver an affidavit of loss. Any such delivery shall be made at the principal executive office of Holdings or such other place as Holdings may from time to time designate by notice to the holder of Common Shares. Each surrendered certificate shall be canceled and retired and Holdings shall thereafter make payment of the applicable redemption price by certified check or wire transfer; provided, however, that if Holdings has insufficient funds legally available to redeem all Common Shares required to be redeemed, each such Lender shall, in addition to receiving the payment of the portion of the aggregate redemption price that Holdings is not legally prohibited from paying to such Lender by certified check or wire transfer, receive a new stock certificate for those Common Shares that will remain outstanding.

4.2. Termination of Redemption Rights. The rights of the Lenders holding Common Shares set forth in this Section IV shall terminate and be of no further force or effect upon and following the consummation by Holdings of an initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

4.3. Limitation of Redemption Rights. Anything in this Section IV to the contrary notwithstanding, the exercise of the redemption rights described in this Section IV, and the obligations of Holdings under this Section IV, shall be subject to, and limited by, any limitations or other restrictions imposed upon Holdings pursuant to the terms of any agreement in respect of indebtedness for borrowed money of Holdings or the Company and/or pursuant to the terms of the Charter.

SECTION V - MISCELLANEOUS

5.1. Survival. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the Closing and shall bind the successors and assigns of the relevant party, and all such covenants, agreements, representations and warranties shall inure to the benefit of the successors and assigns of the parties hereto and to transferees of the Shares or Conversion Shares.

5.2. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties hereto with respect to the subject matters hereof, and any other written or oral agreements existing prior to or contemporaneously herewith are expressly superseded and canceled.

5.3. Amendments Waivers and Consents. For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between Holdings on the one hand and any Investor or Lender on the other and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. Any term or provision hereof may be amended, terminated or waived with the written consent of Holdings and the holders of a majority of the outstanding Convertible Preferred Shares and a majority of the outstanding Common Shares. Any amendment or waiver effected in accordance with this Section 5.3 shall be binding upon each party to this Agreement then holding Shares and their permitted successors and assigns.

5.4. Notices and Demands. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if faxed (with transmission acknowledgment received), delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

To Holdings:	Monotype Imaging Holdings Corp.
200 Ballardvale Street
Wilmington, MA 01887
Attention:
Facsimile:

With a Copy to:	TA Associates, Inc.
High Street Tower, Suite 2500
125 High Street
Boston, MA 02110
Attention: A. Bruce Johnston
Facsimile: (617) 574-6728

And to:	Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attn: Jeffrey C. Hadden, P.C.
Facsimile Number (617) 523-1231

To the Investors and Lenders:

To the address then set forth in records of Holdings for the applicable Investor or Lender.

Notices shall be effective as of the date of such delivery, mailing or fax.

5.5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

5.6. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which, once executed and delivered to all of the parties hereto, shall constitute but one and the same instrument.

5.7. Effect of Headings; Construction. The descriptive headings in this Agreement have been inserted for convenience only and shall not control the construction of any provision thereof or hereof. The parties have participated jointly in the negotiation and drafting of this Agreement with counsel sophisticated in investment transactions. If an ambiguity or question of intent or interpretation arises, this Agreement and any certificates, documents or instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the actual or deemed authorship of any provisions of this Agreement or any certificates, documents or instruments executed and delivered in connection herewith.

5.8. Governing Law; Dispute Resolution. This Agreement shall be deemed a contract made under, and shall be construed in accordance with, the laws of the Commonwealth of Massachusetts. Any disputes among any of the parties hereto arising out of or relating to this Agreement shall be resolved pursuant to Section 7.12 of the Stockholders Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the day and year first above written.

HOLDINGS:

MONOTYPE IMAGING
HOLDINGS CORP.

By:	/s/ A. BRUCE JOHNSTON
Name:	A. Bruce Johnston
Title:	Vice President

INVESTORS:

TA IX L.P.

By: TA Associates IX LLC, its General Partner
By: TA Associates, Inc., its Manager

By:	*
Name:	A. Bruce Johnston
Title:	Managing Director

TA/ATLANTIC AND PACIFIC IV L.P.
By: TA Associates AP IV L.P., its General Partner
By: TA Associates, Inc., its General Partner

By:	*
Name:	A. Bruce Johnston
Title:	Managing Director

TA STRATEGIC PARTNERS FUND A L.P.
By: TA Associates SPF L.P., its General Partner
By: TA Associates, Inc., its General Partner

By:	*
Name:	A. Bruce Johnston
Title:	Managing Director

Holdings Stock Purchase Agreement

TA STRATEGIC PARTNERS FUND B L.P.
By: TA Associates SPF L.P., its General Partner
By: TA Associates, Inc., its General Partner

By:	*
Name:	A. Bruce Johnston
Title:	Managing Director

TA INVESTORS II, L.P.
By: TA Associates, Inc., its General Partner

By:	*
Name:	A. Bruce Johnston
Title:	Managing Director

* By:	/s/ A. BRUCE JOHNSTON
Name:	A. Bruce Johnston
Title:	Managing Director

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.

By: D.B. Zwirn Partners, LLC, its General Partner
By: Zwirn Holdings, LLC, its Managing Member

By:	/s/ DANIEL B. ZWIRN
Name:	Daniel B. Zwirn
Title:	Managing Partner

Holdings Stock Purchase Agreement

LENDERS:

TA INVESTORS II, L.P.
By: TA Associates, Inc., its General Partner

By:	*
Name:	A. Bruce Johnston
Title:	Managing Director

TA SUBORDINATED DEBT FUND, L.P.
By: TA Associates SDF LLC, its General Partner
By: TA Associates, Inc., its Manager

By:	*
Name:	A. Bruce Johnston
Title:	Managing Director

* By:	/s/ A. BRUCE JOHNSTON
Name:	A. Bruce Johnston
Title:	Managing Director

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.
By: D.B. Zwirn Partners, LLC, its General Partner
By: Zwirn Holdings, LLC, its Managing Member

By:	/S/ DANIEL B. ZWIRN
Name:	Daniel B. Zwirn
Title:	Managing Partner

Holdings Stock Purchase Agreement

Schedule A

Schedule of Investors

Name	Shares	Price ($)
TA IX L.P.	4,125,367	41,253,670
TA/Atlantic and Pacific IV L.P.	896,538	8,965,380
TA Strategic Partners Fund A L.P.	84,467	844,670
TA Strategic Partners Fund B L.P.	15,161	151,610
TA Investors II, L.P.	82,507	825,070
D.B. Zwirn Special Opportunities Fund, L.P.	250,000	2,500,000

Total	5,454,040	$54,540,400

Schedule B

Schedule of Lenders

Name	Shares	Price ($)
TA Subordinated Debt Fund, L.P.	298,676	2,986.76
TA Investors II, L.P.	5,976	59.76
D.B. Zwirn Special Opportunities Fund, L.P.	17,075	170.75

Total	321,727	$3,217.27